UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2008

ESSENTIAL INNOVATIONS TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-106839	88-0492134
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

114 West Magnolia Street, Suite 400-142 Bellingham, WA		98225
(Address of principal executive offices)		(Zip Code)

360-392-3902
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On May 1, 2008, Stephen Clevett was appointed to fill a vacancy on the board of directors of Essential Innovations Technology Corp. by the remaining members of the board, pursuant to its articles of incorporation and bylaws.

As a director, Mr. Clevett will be paid $1,000 for each telephonic meeting of the board of directors and $1,500 for each meeting of the board of directors for which he is physically present. Additionally, Essential has agreed that after Mr. Clevett has served as a director for 90 days, Essential will grant to Mr. Clevett 175,000 shares of restricted common stock and options to purchase 250,000 shares of common stock at $0.125 per share. The options will be immediately vested and expire five years from the date of grant.

Mr. Clevett is the president and chief executive officer of Optimira Energy Canada, Ltd. In April 2008, Essential entered into a Geothermal Development Agreement with Optimira Energy. Under the terms of that agreement, Essential and Optimira Energy may structure certain geothermal energy service company (ESCO) projects as joint ventures, with Optimira Energy providing administrative and financing support to Essential’s manufacturing and installation services. Essential and Optimira Energy are currently evaluating potential projects, but have not yet entered into a definitive agreement for any particular project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSENTIAL INNOVATIONS TECHNOLOGY CORP.

Date: May 20, 2008	By:	/s/ Jason McDiarmid
Jason McDiarmid
Its President

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